Exhibit 10.2

April 24, 2012

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
Springdale, Arkansas 72764
Attention:  Chief Executive Officer

Ladies and Gentlemen:

The undersigned, being the holder of all of the issued and outstanding shares of Series E Convertible Preferred Stock of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), hereby acknowledges that the Company has failed to have (i) a Leverage Ratio (as defined in that certain Credit Agreement, dated as of March 18, 2011, as amended by that certain First Amendment to Credit Agreement, dated as of May 23, 2011, and as further amended by that certain Second Amendment to Credit Agreement, dated as of October 20, 2011 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the lenders from time to time parties thereto and H.I.G. AERT, LLC) of below 5. 5 to 1.00 for four Fiscal Quarters (as defined in the Credit Agreement) ending March 31, 2012, respectively (collectively, the “Specified Events of Default”).  The Specified Events of Default represent Events of Default under the Notes (as defined in the Company’s Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Advanced Environmental Recycling Technologies, Inc. dated March 17, 2011 (the “Certificate of Designation”)) resulting in the occurrence of a Triggering Event (as defined in the Certificate of Designation) under Section 5(a)(ii) of the Certificate of Designation.

You have requested that the holders of the Company’s Series E Convertible Preferred Stock waive their right to deliver a Triggering Event Redemption Notice (as defined in the Certificate of Designation) as a result of the Specified Events of Default.  This letter (this “Waiver”) is to advise you that the holders of the Company’s Series E Convertible Preferred Stock hereby waive the right to deliver a Triggering Event Redemption Notice solely as a result of the Specified Events of Default.

This Waiver shall not (i) constitute a waiver of the right of the holders of Series E Convertible Preferred Stock to deliver one or more Triggering Event Redemption Notice upon the occurrence of any Triggering Event other than the Triggering Event resulting from the Specified Events of Default and (ii) otherwise hinder, restrict or modify the rights and remedies of the holders of Series E Convertible Preferred Stock under the Certificate of Designation.  The holders of Series E Convertible Preferred Stock hereby reserve the right to require strict compliance in the future with all terms and conditions of, and to exercise any other rights or remedies provided for in, the Certificate of Designation.

This Waiver may be executed in multiple counterparts, each of which (including any counterpart delivered by facsimile or other electronic method of transmission) shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered as of the date first above written.

H.I.G. AERT, LLC, as the holder of all of the issued and outstanding shares of Series E Convertible Preferred Stock

By:  /s/ Michael Phillips
Name:  Michael Phillips
Title:    Manager

Acknowledged and agreed to
as of the date first written above:

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/ J. R. Brian Hanna
Name: J. R. Brian Hanna
Title: Chief Financial Officer & Principal Accounting Officer